EXHIBIT 1.2

INLAND SECURITIES CORPORATION

SOLICITING DEALERS AGREEMENT

«DD_CONTACT»

«BD»

«SUITE»

«ADDRESS»

«CITY», «STA»  «ZIP»

Dear «SAL»:

We have entered into an agreement, which is a part hereof and attached hereto, with Inland American Real Estate Trust, Inc., a Maryland corporation (the “Company”), under which we have agreed to use our best efforts to solicit subscriptions for shares of the Company’s common stock (the “Dealer Manager Agreement”).  The Company is offering an aggregate maximum of up to 500,000,000 Shares at a price of $10.00 per Share on a “best efforts” basis and up to 40,000,000 Shares issued pursuant to the Company’s distribution reinvestment plan at a price of $9.50 per Share (collectively, the “Offering”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Prospectus as defined in the Dealer Manager Agreement.

In connection with performing our obligations under the Dealer Manager Agreement, we are authorized to retain the services of securities dealers who are members of the National Association of Securities Dealers, Inc. (each, a “Soliciting Dealer”) to solicit subscriptions.  You are hereby invited to become a Soliciting Dealer and, as such, to use your best efforts to solicit subscribers for Shares in accordance with the following terms and conditions:

1.                                       A registration statement (the “Registration Statement”) with respect to the Shares has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and has become effective.  The 540,000,000 Shares and the Offering are more particularly described in the Prospectus, which is part of the Registration Statement.  Additional copies of the Prospectus will be supplied to you in reasonable quantities upon request and may be provided to you in electronic version by us or by the Company.  We will also provide you with reasonable quantities of any supplemental literature prepared or approved by the Company for use in the Offering.

2.                                       (a)  You may undertake solicitation and other activities only in accordance with the Dealer Manager Agreement, this Soliciting Dealer Agreement (this “Agreement”), the Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the applicable rules and regulations of the Commission, the blue sky survey hereinafter referred to and the rules of the National Association of Securities Dealers, Inc. (the “NASD”), including, but not limited to, NASD Rules 2440, 2710, 2730, 2740, 2750, 2790 and 2810.  In offering the Shares to any person, you must have reasonable grounds to believe after due inquiry that: (i) the person has the capability of understanding the fundamental aspects of the Company from either the person’s: (A) employment experience; (B) educational level; (C) access to advice from qualified sources, such as attorneys, accountants and tax advisors; or (D) prior experience with investments of a similar nature; (ii) the person has apparent understanding of: (A) the fundamental risks and possible financial hazards of this type of investment; (B) the risk that the person may lose the entire investment; (C) the lack of liquidity of this investment; (D) the restrictions on transferability of Shares; (E) the background and qualification of the Company’s sponsor and its Business Manager; and (F) the tax consequences of the investment; (iii) the person can reasonably benefit from an investment in the Company based upon the person’s overall investment objectives and portfolio structure; (iv) the person is able to bear the economic risk of the investment based on the person’s overall financial situation; and (v) such other information as we may reasonably request.  You shall maintain records disclosing the basis upon which you determined the suitability of any persons offered Shares.  Further, you shall have reasonable grounds to believe the person satisfies the higher of the following suitability standards:  (1)(a) a minimum annual gross income of at least $45,000 and a minimum net worth (excluding home, home furnishings and automobiles) of at least $45,000; or (b) a minimum net worth of at least $150,000 (excluding home, home furnishings and automobiles); or (2) the suitability standards set forth in the Subscription Agreement attached as Appendix C-1 to the Prospectus (the “Subscription Agreement”) and the Prospectus for investors residing in certain states.  You shall maintain, for at least six years, a record of the information obtained to determine that an investor meets the suitability standards imposed on the offer and sale of the Shares (both at the time of the initial subscription and at the time of any additional subscriptions) and a representation from the investor that the investor is investing for the investor’s own account or, in lieu of such representation, information indicating that the investor for whose account the investment was made satisfied the suitability standards.

(b)                                 If the investor is a resident of South Carolina, the investor must have either: (i) a minimum net worth (excluding home, home furnishings and automobiles) of at least $150,000; or (ii) a minimum annual gross income of at least $65,000 and a minimum net worth of at least $65,000;

(c)                                  If the investor is a resident of Maine, the investor must have either:  (i) a minimum net worth (excluding home, home furnishings and automobiles) of at least $200,000; or (ii) a minimum annual gross income of at least $50,000 and a minimum net worth (excluding home, home furnishings and automobiles) of at least $50,000;

(d)                                 If the investor is a resident of Alaska, Arizona, California, Iowa, Kansas, Michigan, Missouri, North Carolina, Oregon or Tennessee, the investor must have either:  (i) a minimum net worth (excluding home, home furnishings and automobiles) of at least $225,000; or (ii) a minimum annual gross income of at least $60,000 and a minimum net worth (excluding home, home furnishings and automobiles) of at least $60,000;

(e)                                  If the investor is a resident of Massachusetts or Ohio, the investor must have either: (i) a minimum net worth (excluding home, home furnishings and automobiles) of at least $250,000; or (ii) a minimum net gross income of at least $70,000 and a minimum net worth of at least $70,000;

(f)                                    If the investor is a resident of New Hampshire, the investor must have either: (i) a minimum net worth (excluding home, home furnishings and automobiles) of at least $250,000; or (ii) a minimum net gross income of at least $50,000 and a minimum net worth of at least $125,000;

(g)                                 In addition to the requirements set forth in Sections 2(a) through 2(f) hereof, if the investor is a resident of Kansas, Massachusetts, Missouri, Nebraska, Ohio or Pennsylvania, the investor’s investment in the Shares may not exceed ten percent (10%) of the investor’s liquid net worth, which may be defined as the remaining balance of cash and other assets easily converted to cash, after subtracting the investor’s total liabilities from its total assets; and

(h)                                 You shall:  (i) deliver to each person who subscribes for the Shares, a Prospectus, as then supplemented or amended, prior to the tender of his or her Subscription Agreement; (ii) comply promptly with the written request of any person for a copy of the Prospectus during the period between the effective date of the Registration Statement and the later of the termination of the distribution of the Shares or the expiration of ninety (90) days after the first date upon which the Shares were offered to the public; (iii) deliver, in accordance with applicable law or as prescribed by any state securities administrator, to any person a copy of any prescribed document included within the Registration Statement; and (iv) maintain in your files for at least six years, documents disclosing the basis upon which you determined the suitability of each purchaser of Shares.  If you intend to electronically deliver the Prospectus to any person, you shall comply with all requirements promulgated by the Commission for electronic delivery.

3.                                       (a) Subject to the terms and conditions set forth herein and in the Dealer Manager Agreement, we shall pay to you a selling commission equal to seven percent (7.0%) of the price paid per Share for all Shares sold (except for Special Sales (as defined below)) on a “best efforts” basis for which you have acted as Soliciting Dealer pursuant to this Agreement.  Any selling commission earned by you shall be payable to you by us solely from the proceeds of selling commissions paid to us by the Company for the sale of its Shares, and will not be paid until any and all commissions payable by the Company to us have been received by us.

(b)                                 Notwithstanding the provisions set forth above, with respect to investors making an initial cash investment or, in the aggregate, combined additional investments of at least $250,000 through you as Soliciting Dealer, we shall pay your selling commissions in accordance with the following schedule:

Amount of Selling Commission	Amount of Purchaser’s Investment		Maximum Reallowable Commission
Volume Discount	From	To	Per Share
1%	$250,000	$499,999	6%
2%	$500,000	$999,999	5%
3%	$1,000,000	$2,499,999	4%
4%	$2,500,000	$4,999,999	3%
5%	$5,000,000	$9,999,999	2%
6%	$10,000,000	and over	1%

Any reduction in the amount of the selling commissions in respect of volume discounts received will be credited to the investor in the form of additional whole Shares with any fractional Shares being rounded up to the nearest whole number.  Selling commissions will not be paid on any Shares in respect of a volume discount.

(c)                                  (i)  To the extent reasonably practicable, you shall combine purchases for the purpose of qualifying for a volume discount and crediting a purchaser or purchasers with additional Shares for the above described volume discount;  provided that all combined purchases are made through you and approved by the Company.  For these purposes, the Company will combine subscriptions made in the Offering by the same purchaser with other subscriptions in the Offering for the purpose of computing amounts invested.  Purchases by individuals within a “primary household group” also will be combined and purchases by any investor may be combined with other purchases of Shares to be held as a joint tenant or a tenant in common.  For these purposes, a “primary household group” includes the purchaser, the purchaser’s spouse or “domestic or life partner” and all of the purchaser’s unmarried children under the age of twenty-one (21).  For primary household group purposes, “domestic or life partners” means any two unmarried same-sex or opposite-sex individuals who are unrelated by blood, maintain a shared primary residence or home address, and have joint property or other insurable interests.  Purchases by tax-exempt or non tax-exempt entities may be combined with purchases by other tax-exempt entities for purposes of computing amounts invested if investment decisions are made by the same person, provided that if the investment decisions are made by an independent investment adviser, that investment adviser may not have any direct or indirect beneficial interest in any of the tax-exempt entities who seek to combine purchases.  You acknowledge and agree that purchases by entities required to pay federal income tax that are combined with purchases by other entities not required to pay federal income tax for purposes of computing amounts invested may have adverse tax consequences to the investor and shall advise the investor accordingly.  The investor must mark the “Additional Investment” space on the Subscription Agreement signature page in order for purchases to be combined.  The Company is not responsible for failing to combine purchases if the investor fails to mark the “Additional Investment” space.

(ii)                                  In the case of subsequent investments or combined investments, a volume discount will be given only on the portion of the subsequent or combined investment that caused the investment to exceed the breakpoint.  For example, a person investing $50,000 who previously invested $240,000 may combine these amounts to reach the $250,000 breakpoint entitling the person to a lower sales commission on the $50,000 investment.  If the Subscription Agreements for the purchases to be combined are submitted at the same time, then the additional Shares to be credited to the purchasers as a result of the combined purchases will be credited on a pro rata basis.  If the Subscription Agreements for the purchases to be combined are not submitted at the same time, then any additional Shares to be credited as a result of the combined purchases will be credited to the last component purchase unless the Company is otherwise directed in writing at the time of the submission; except however, the additional Shares to be credited to any tax-exempt entities whose purchases are combined for purposes of the volume discount will be credited only on a pro rata basis based on the amount of the investment of each tax-exempt entity and their combined purchases.

(d)                                 Notwithstanding the above, in no event shall any investor receive a discount greater than five percent (5.0%) on any purchase of Shares if the investor owns, or may be deemed to own, any Shares prior to subscribing.  This restriction may limit the amount of the volume discount after the purchaser’s initial purchase and the amount of additional Shares that may be credited to a purchaser as a result of combining purchases.

(e)                                  (i)  You also may receive a marketing contribution in an amount equal to a maximum of one and one-half percent (1.5%) of the price per Share for all Shares sold on a “best efforts” basis for which you have acted as Soliciting Dealer hereunder.  We may advance to you certain marketing expenses for items such as Soliciting Dealer conferences.  Any such advances and any bona fide due diligence expenses incurred by you will be later deducted from any marketing contribution that may otherwise be paid to you.  You may reallow all or any portion of the marketing contribution to any of your registered representatives to the extent permitted under applicable law and regulations including federal and state securities laws, any rules or regulations thereunder and the rules and regulations of the NASD.

(ii)                                  We or the Company will also reimburse you for all actual expenses incurred in connection with your due diligence investigation of the Company or the Offering up to one-half percent (0.5%) of the sale price of the Shares offered on a “best efforts” basis for bona fide due diligence expenses incurred by you.

(f)                                    No selling commission, marketing contribution or due diligence expense allowance shall be paid in connection with Shares issued by the Company as compensation for services performed or otherwise provided by Inland Real Estate Investment Corporation or any of its directors, officers, employees or affiliates, or the initial sale of Shares to Inland Securities Corporation or any of its or the Company’s directors, officers, employees or affiliates; provided that the discount on any subsequent sales of Shares to the foregoing entities or individuals may not exceed five percent (5.0%).  You shall not be entitled to receive any compensation attributable to any of these purchase(s).  You acknowledge and agree that all sales of Shares pursuant to the foregoing paragraph of this Section 3(f) shall comply, and be made in accordance, with the rules of the NASD, specifically including, but not in any way limited to, Rule 2790 therein.

Further, certain other Special Sales will be effected directly by the Company and not pursuant to this Agreement, and no selling commission shall be payable in connection with these Special Sales.  For purposes of this Agreement, “Special Sale” shall mean:  (i) the initial sale of shares to each Soliciting Dealer and to any of their respective directors, officers, employees or affiliates who request and are entitled to purchase Shares net of selling commissions; provided that the discount on any subsequent sales of Shares to the foregoing entities or individuals may not exceed five percent (5.0%); (ii) Shares credited to an investor as a result of a volume discount; (iii) the sale of Shares to certain investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature.  The marketing contribution and due diligence expense allowance will, however, be paid and may be reallowed in respect of any Special Sales.  You acknowledge and agree that all sales of Shares pursuant to the foregoing paragraph of this Section 3(f) shall comply, and be made in accordance, with the rules of the NASD, specifically including, but not in any way limited to, Rule 2790 therein.

Notwithstanding the foregoing, no commission shall be payable on any subscription rejected by the Company.  Accordingly, the authority to issue a confirmation (pursuant to Exchange Act Rule 10b-10) resides solely in us, in our capacity as the Dealer Manager and processing broker-dealer.

4.                                       We reserve the right to notify you by telegram or by other means of the number of Shares reserved for sale by you.  These Shares will be reserved for sale by you until the time specified in our notice to you.  Sales of any reserved Shares after the time specified in the notice or any requests for additional Shares will be subject to rejection in whole or in part.

5.                                       Except as otherwise directed by the Company, payments for Shares must be made by check payable to “LBNA/Escrow Agent for IARETI” and forwarded together with a copy of the Subscription Agreement or such other form of subscription agreement as may be revised by the Company executed by the subscriber, to Inland Securities Corporation, 2901 Butterfield Road, Oak Brook, Illinois 60523, not later than noon of the next business day after receipt of the Subscription Agreement and check if your internal supervisory procedures are completed at the site at which the Subscription Agreement and check were received by you.  If your internal supervisory procedures are performed at a different location (the “Final Review Office”), you shall transmit the check and Subscription Agreement to the Final Review Office by the end of the next business day following your receipt of the Subscription Agreement and check.  The Final Review Office will, by the end of the next business day following its receipt of the Subscription Agreement and check, forward both the Subscription Agreement and check to us as processing broker-dealer.  Except as otherwise directed by the Company, if any Subscription Agreement solicited by you is rejected by the Company, the Subscription Agreement and check will be forwarded to the escrow agent LaSalle Bank N.A., Chicago, Illinois, for prompt return to the rejected subscriber.

6.                                       We will inform you as to the jurisdictions in which we have been advised by the Company that the Shares have been qualified for sale or are exempt under the respective securities or “blue sky” laws of the jurisdictions; provided, however that neither we nor the Company has assumed, and will not assume, any obligation or responsibility as to your qualification or your right to act as a broker or dealer with respect to the Shares in any jurisdiction.  You shall not make any offers except in states in which we may advise you that the Offering has been qualified or is exempt.  The blue sky survey that has been, or will be, furnished to you indicates the jurisdictions in which it is believed that the offer and sale of Shares covered by the Prospectus is exempt from, or requires action under, the applicable blue sky or securities laws thereof, and what action, if any, has been taken with respect thereto.  Under no circumstances shall you, as a Soliciting Dealer, engage in any activities hereunder in any jurisdiction in which you may not lawfully so engage or in any activities in any jurisdiction with respect to the Shares in which you may lawfully so engage unless you have complied with the provisions hereof.

7.                                       Neither you nor any other person is authorized by the Company or by us to give any information or make any representations in connection with this Agreement or the offer of Shares other than those contained in the Prospectus, as then amended or supplemented, or any sales literature approved by us and the Company.  You shall not publish, circulate or otherwise use any other advertisement or solicitation material without our prior written approval.  You are not authorized to act as our agent in any respect, and you shall neither act as our agent nor purport to act as our agent.

8.                                       We shall have full authority to take any action we may deem advisable with respect to all matters pertaining to the Offering or arising thereunder.  We shall not be liable to you for any loss, liability, claim, damage or expense whatsoever except for obligations expressly assumed by us hereunder; provided further, that nothing in this paragraph shall be deemed to relieve the undersigned from any liability imposed by the Act.

9.                                       You shall comply with all applicable federal and state regulations regarding customer and consumer privacy, including Title V of the Gramm-Leach-Bliley Act.  Privacy provisions of the Gramm-Leach-Bliley Act limit disclosure of customer information to uses required by law, regulation or rule, or uses consistent with the purposes for which this information was disclosed in this Agreement.  “Customer information” is defined as any information contained on a customer’s application and includes all nonpublic personal information about a customer provided or shared by the Company, us and you.

Subject to the provisions of the Gramm-Leach-Bliley Act, you shall establish and maintain safeguards against the unauthorized access, destruction, loss or alteration of customer information in your control.  In the event of any improper disclosure of customer information, the party responsible for the improper disclosure agrees to immediately notify the other party hereto of such disclosure.

10.                                 You shall comply with U.S. Department of Treasury regulations (outlined in the Patriot Act) that require reasonable efforts to verify the identity of new customers, maintain customer records, and check the names of new customers against a government terrorist list.  Further, you shall provide the Financial Crimes Enforcement Network with information regarding: (a) the identity of a specified individual or organization; (b) account number; (c) all identifying information provided by the account holder; and (d) the date and type of transaction, upon request.  You shall manually monitor account activity to identify patterns of unusual size or volume, geographic factors, and any of the other “red flags” described in the Patriot Act as potential signals of money laundering or terrorist financing.  The Company and we reserve the right to reject account applications from new customers who fail to provide necessary account information or who intentionally provide misleading information.

11.                                 Under the Dealer Manager Agreement, and subject to the limitations contained therein, the Company has agreed to indemnify you and us and each person, if any, who controls you or us, in certain instances and against certain liabilities, including liabilities under the Act in certain circumstances.  You agree to indemnify the Company and each person who controls it as provided in the Dealer Manager Agreement and to indemnify us to the extent and in the manner that you agree to indemnify the Company in the Dealer Manager Agreement.

12.                                 You hereby authorize and ratify the execution and delivery of the Dealer Manager Agreement by us as Dealer Manager for ourselves and on behalf of the Soliciting

Dealers (including you) and authorize us to agree to any variation of its terms or provisions and to execute and deliver any amendment, modification or supplement thereto.  You hereby agree to be bound by all provisions of the Dealer Manager Agreement relating to Soliciting Dealers.  You also authorize us to exercise, in our discretion, all the authority or discretion now or hereafter vested in us by the provisions of the Dealer Manager Agreement and to take all such actions as we may believe desirable in order to carry out the provisions of the Dealer Manager Agreement and of this Agreement.

13.                                 This Agreement, except for the provisions of Section 8 and Section 11 hereof, may be terminated at any time by either party hereto by two days’ prior written notice to the other party and, in all events, this Agreement shall terminate on the termination date of the Dealer Manager Agreement, except for the provisions of Section 8 and Section 11 hereof, each of which shall terminate seven (7) years from the date hereof.

14.                                 All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered:  (i) when delivered personally or by commercial messenger; (ii) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

If to the Dealer Manager, to:	Inland Securities Corporation 2901 Butterfield Road Oak Brook, IL 60523
	Attention:	Brenda G. Gujral
	Telephone:	(630) 218-8000
	Facsimile:	(630) 218-4955

with copies to:	Shefsky & Froelich Ltd. 111 E. Wacker Drive, Suite 2800 Chicago, IL 60601
	Attention:	Michael J. Choate
	Telephone:	(312) 836-4066
	Facsimile:	(312) 527-5921

If to the Soliciting Dealer, to:

15.                                 Nothing herein contained shall constitute you, the Soliciting Dealers or any of them as an association, partnership, limited liability company, unincorporated business or other separate entity.

16.                                 Prior to offering the Shares for sale, you shall have conducted an inquiry such that you have reasonable grounds to believe, based on information made available to you by the Company or its affiliates through the Prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating a purchase of Shares.  In determining the adequacy of disclosed facts pursuant to the foregoing, you may obtain, upon request, information on material facts relating at a minimum to the following:

(a)                                  items of compensation;

(b)                                 Company properties;

(c)                                  tax aspects;

(d)                                 financial stability and experience of the Company and the Business Manager;

(e)                                  conflicts and risk factors; and

(f)                                    appraisals and other pertinent reports.

Notwithstanding the foregoing, you may rely upon the results of an inquiry conducted by another Soliciting Dealer, provided that:

(i)                                     the other Soliciting Dealer has reasonable grounds to believe that the inquiry was conducted with due care;

(ii)                                  the results of the inquiry were provided to you with the consent of the other Soliciting Dealer conducting or directing the inquiry; and

(iii)                               no Soliciting Dealer that participated in the inquiry is an affiliate of the Company.

Prior to the sale of the Shares, you shall inform the prospective purchaser of all pertinent facts relating to the liquidity and marketability of the Shares.

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If the foregoing is in accordance with your understanding and agreement, please sign and return the attached duplicate of this Agreement.  Your indicated acceptance thereof shall constitute a binding agreement between you and us.

Very truly yours,

INLAND SECURITIES CORPORATION

By:	Roberta S. Matlin
Title:	Vice President
Date:

We confirm our agreement to act as a Soliciting Dealer pursuant to all the terms and conditions of the above Soliciting Dealer Agreement and the attached Dealer Manager Agreement.  We hereby represent that we will comply with the applicable requirements of the Act and the Exchange Act and the applicable rules and regulations of the Commission thereunder, and applicable blue sky or other state securities laws including the rules and regulations thereunder.  We confirm that we are a member in good standing of the NASD and represent that we will comply with the rules and regulations promulgated by the NASD.

Dated:

Name of Soliciting Dealer:

Federal Employer Identification Number:

By:
Authorized Signature		Please print Name and Title

Kindly have checks representing commissions forwarded as follows (if different than above):

(Please type or print)

Name of Firm:

Address
Street:
City:
State and Zip Code:
(Area Code) Telephone No.:

Attention: